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        [LETTERHEAD OF AKERMAN, SENTERFITT & EIDSON, P.A. APPEARS HERE]





                               December 13, 1996



Dental Services of America, Inc.
12000 Biscayne Boulevard, Suite 108
Miami, Florida 33181


     RE:   Registration Statement on Form SB-2
           -----------------------------------


Gentlemen:

     We are special counsel to Dental Services of America, Inc., a Delaware corporation (the "Company"), and our opinion has been requested with respect to
(i) the issuance of 3,735,000 shares of the Company's common stock $.001 par value (the "Common Stock") upon the exercise of certain outstanding stock purchase warrants, (ii) the sale of 1,765,000 shares of the Company's Common Stock by certain selling shareholders, (iii) the issuance by the Company of 500,000 Class B Warrants and 500,000 shares of Common Stock upon the exercise of such Class B Warrants, and (iv) the issuance of up to 5,000,000 shares of the Company's Dental Preferred Stock, pursuant to a Registration Statement on Form SB-2.

     This opinion has been prepared and is to be construed in accordance with the Report on Standards for Florida Opinions dated April 8, 1991, issued by the Business Law Section of The Florida Bar, 46 The Business Lawyer, No. 4 (the
                                            -------------------
"Report"). The Report is incorporated by reference into this opinion.

     Based upon the foregoing, it is our opinion that, (i) the 3,735,000 shares of Common Stock issuable upon exercise of outstanding stock purchase warrants have been duly authorized, and when issued upon payment therefor in accordance with the terms of the outstanding stock purchase warrants will be validly issued, fully paid and non-assessable; (ii) the 1,765,000 shares of Common Stock to be sold by certain selling shareholders have been duly authorized and validly issued, and have been fully paid and are non-assessable; (iii) the 500,000 Class B Warrants issuable upon exercise of outstanding Class A Warrants have been duly authorized and when issued upon payment

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Dental Services of America, Inc.
December 13, 1996
Page 2

therefor in accordance with the terms of outstanding Class A Warrants will be validly issued, fully paid and non-assessable; (iv) the 500,000 shares of Common Stock issuable upon exercise of Class B Warrants have been duly authorized and when issued upon payment therefor in accordance with the terms of Class B Warrants, will be validly issued, fully paid and non-assessable; and (v) the 5,000,000 shares of Dental Preferred Stock, when issued upon payment therefor in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

     In rendering this opinion, we advise you that members of this Firm are members of the Bar of the State of Florida, and we express no opinion herein concerning the applicability or effect of any laws of any other jurisdiction, except the securities laws of the United States of America referred to herein, and the general corporation laws of the State of Delaware.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement on Form SB-2 relating to the aforementioned securities, as filed under the Securities Act of 1933, as amended, with the Securities and Exchange Commission.


                                      Very truly yours,

                                      AKERMAN, SENTERFITT & EIDSON, P.A.